Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements

•	Form S-8, No. 333-41123,

•	Form S-8, No. 333-61559,

•	Form S-8, No. 333-76360,

•	Form S-8, No. 333-87694,

•	Form S-3, No. 333-102100, and

•	Form S-3, No. 333-112659.

of Integral Systems, Inc. and in the related Prospectuses of our report dated November 21, 2003, with respect to the 2003 and 2002 consolidated financial statements of Integral Systems, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2004.

/s/ Ernst & Young LLP

McLean, Virginia

December 08, 2004